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                                                                      Exhibit 99


                                     [LOGO]

Press Release                                             Contact: James C. Wise
                                                                    410.751-2163

Source: Union National Bancorp

Union National Bancorp to Acquire Barnes-Bollinger Insurance Services Inc. Westminster, MD/ May 26, 1999/

Union National Bancorp (Nasdaq: UNNL) today announced that it signed a definitive agreement to acquire Barnes-Bollinger Insurance Services, Inc. headquartered in Westminster, MD.

Barnes-Bollinger will become a wholly owned subsidiary of Union National Bank, a subsidiary of Union National Bancorp. Barnes-Bollinger will continue to do business as it has in the past. Barnes-Bollinger is a full-service insurance agency providing a full range of business, personal, life, group medical, disability, and long term care coverages.

"The acquisition of the premier independent insurance agency in Carroll County presents tremendous opportunities for our shareholders and customers" stated Virginia W. Smith President of Union National Bancorp and Union National Bank. "This acquisition provides a vehicle through which we can further develop relationships with the customers of both Union National Bank and Barnes-Bollinger Insurance to deliver a greater range of solutions in meeting our customers' financial service needs."

R. Wayne Barnes, who will remain President of Barnes- Bollinger stated that "there will be no change or interruption in service to its existing customers. Our acquisition will further enhance Union National's mission of remaining a community bank. The agencies current insurance customers will continue to work with the same trusted staff."

The transaction is subject to regulatory approval by the Board of Governors of the Federal Reserve System and The Comptroller of the Currency. The regulatory application has been filed and the transaction is expected to close the second quarter of 1999.

Union National Bank operates 10 locations throughout Carroll County, Maryland. Union National Bank is a member FDIC and an Equal Housing Lender.